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Exhibit 99.1

LIBERTY GLOBAL REPORTS THIRD QUARTER 2007 RESULTS

15% Rebased OCF Growth to $918 Million

Consolidated OCF Margin Exceeds 40%

        Englewood, Colorado—November 8, 2007: Liberty Global, Inc. ("Liberty Global" or the "Company") (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the third quarter ended September 30, 2007.

        Highlights for the period compared to last year's third quarter results (unless noted), include:

  •
  Revenue of $2.26 billion for Q3 2007 and $6.54 billion YTD 2007

  •
  Reflects rebased(1) growth of 8.1% and 9.4%, respectively

  •
  Operating Cash Flow ("OCF")(2) of $918 million for Q3 2007 and $2.60 billion YTD 2007

  •
  Reflects rebased growth of 14.6% and 15.4%, respectively

  •
  OCF margin(3) of 40.7%, a 380 basis point improvement over Q3 2006

  •
  Organic RGU(4) additions of 385,000, ending Q3 2007 with 23.5 million RGUs

  •
  Earnings from continuing operations of $40 million as compared to a loss of $173 million in Q3 2006

  •
  Pro forma corporate cash of approximately $2.1 billion(5)

        President and CEO Mike Fries stated, "Our third quarter results reflect a return to more normalized subscriber growth for our operating subsidiaries. Organic RGU additions of 385,000 represent an 8% increase compared with last year's third quarter net gain and a 45% sequential increase over Q2 2007. The rebound was experienced across nearly all products and geographies. If you include digital TV, we added nearly 650,000 advanced service(6) RGUs and, due to an increased emphasis on bundling, achieved our largest quarter ever for telephony net additions. We've also generated good momentum with our fall marketing campaigns in Europe. As a result, we expect that our fourth quarter will be the largest quarter of the year in terms of subscriber growth."

        "Our roll-out of digital TV services continues to be a major focus for us. During the quarter, we expanded our digital video services in Romania and the Czech and Slovak Republics, completed our video on demand ("VOD") roll-out across our Dutch footprint, and generated our highest quarterly digital cable subscriber additions ever in Switzerland. In Japan we added over 100,000 digital cable subscribers, and J:COM's digital penetration now exceeds 60%. In Switzerland and the Netherlands, markets where we've rolled out digital video recorders ("DVR"), we're seeing approximately 50% take-up on new sales. Our global digital cable and DTH video base now exceeds 4.0 million subscribers, a 49% increase in just the last twelve months."

        "We're also pleased with the financial results, especially consolidated operating cash flow which is up 15.4% through the nine months after rebasing for acquisitions and currencies, and is tracking towards the higher end of our guidance (including Telenet) of 14% to 16%."

        "As we look ahead, we remain committed to our core strategy of organic growth, M&A and capital structure management. We continue to employ our leverage strategy to drive incremental liquidity for

Liberty Global. We recently completed refinancings of both Austar and Telenet, which will generate total cash distributions to us of approximately $624 million. In addition, we recently completed a ¥75.0 billion ($655 million)(7) J:COM-related financing, which indirectly leverages our J:COM ownership stake and should help us enhance our equity returns in Japan. Adjusting for these transactions, we would have had approximately $2.1 billion in pro forma corporate cash accessible to Liberty Global at the end of the third quarter."

        "Since the beginning of 2006, we have purchased over $3.0 billion of our equity at a weighted average price per share of approximately $28 and reduced our shares outstanding by over 21%. We believe that we continue to be undervalued in relation to our growth prospects and have $150 million of availability under our stock repurchase program."

Operating Statistics

        We had 23.5 million total RGUs at September 30, 2007, with 14.7 million video, 5.1 million broadband Internet and 3.7 million telephony subscribers. Of our total RGUs, approximately 55% consist of advanced services, as compared to 48% in the third quarter of 2006. This improvement reflects continued strong demand for our digital video, broadband Internet and voice products, as well as our continued bundling success. In the quarter, we increased our bundled customer base by over 200,000 customers, finishing the third quarter with approximately 32% of our 16.1 million customer base taking two or more of our products and an RGU per customer relationship ratio of 1.46x.

        In the third quarter of 2007, we added 385,000 organic RGUs and 45,000 RGUs through three small European acquisitions. Our organic additions represented an 8% improvement over the comparable period in 2006 on a larger footprint and a 45% improvement over the second quarter of 2007. Of our 385,000 organic RGU additions, we added 190,000 broadband Internet subscribers, 191,000 telephony subscribers and 4,000 video subscribers. Organic broadband Internet and telephony subscriber growth for the quarter increased 8% and 34%, respectively, from our additions for these categories in the prior year period.

        Telephony was our strongest performer in the quarter in absolute terms, as we achieved our highest quarter to date in terms of organic additions. The Netherlands contributed significantly not only to our record telephony additions, but also to our broadband Internet additions, as a result of their revamped bundling offers launched in the second quarter. Our Dutch operation added 43,000 telephony and 24,000 broadband Internet subscribers during the third quarter, approximately doubling their additions from the second quarter of 2007.

        The breakdown of our 14.7 million video subscribers consisted of 10.6 million analog cable(8), 3.1 million digital cable and 1.0 million DTH subscribers. In the third quarter, we added 4,000 organic video subscribers, a substantial improvement over our loss of 54,000 organic subscribers in the second quarter of 2007. The slight gain was driven by our strongest quarter of the year in terms of organic digital cable and DTH additions, offset in large part by decreases in analog subscribers. Our Romanian and Hungarian operations, which have been impacted by competition, showed improvement over both the first and second quarters of 2007 in terms of net video losses, as we organically lost a combined 25,000 video subscribers in the third quarter of 2007 as compared to 45,000 and 59,000 in the first and second quarters of 2007, respectively.

        Digital cable additions continued to accelerate in the third quarter, as we added 234,000 organic RGUs, a 19% improvement over the comparable period in 2006. Sequentially, our organic digital cable additions increased by 21%, as Japan, Belgium, Netherlands, the Czech Republic, and Switzerland, all experienced solid sequential gains. In Japan, J:COM increased its digital penetration by 4%, ending the third quarter with a penetration rate of 63%. In Europe, we continue to gain traction with the DVR in the Netherlands and Switzerland, as approximately 50% of our recent digital sales have included a DVR. Additionally, we have completed our roll-out for DVR, VOD and high definition ("HD")

television in the Netherlands, helping to further increase our incremental digital cable ARPU in that market. As we move forward with our digitization efforts across Europe, we will aggressively roll-out the value-added product suite of DVR, VOD and HD.

Revenue

        For the three months and nine months ended September 30, 2007, revenue increased 39% for both periods to $2.26 billion and $6.54 billion, respectively. Excluding foreign currency ("FX") movements, revenue increased 31% and 33% for the three and nine months ended September 30, 2007, respectively, as compared to the same periods last year. Consistent with the first two quarters of the year, our revenue growth is driven primarily by the impact of acquisitions, particularly Telenet in Belgium, and to a lesser extent, organic growth and FX.

        We achieved rebased growth rates of 8% and 9% for the three and nine months ended September 30, 2007, respectively, as compared to the corresponding periods in 2006. In the quarter, VTR, our Central and Eastern European ("CEE") operations and Telenet posted solid results, achieving rebased growth rates of 12%, 10%, and 10%, respectively. In CEE, Poland once again posted the strongest rebased revenue growth, generating a 20% growth rate as compared to the third quarter of 2006.

        In terms of ARPU per customer relationship(9), Liberty Global generated $39.38 as compared to $34.99 in the same period in 2006, representing a 13% increase. In addition to the contributions of Telenet and appreciating local currencies, our UPC Broadband Division ("UPC") and VTR contributed positively to growth in ARPU per customer relationship for Liberty Global. UPC and VTR increased their ARPU per customer relationship by 5% to €21.46 ($29.51) and by 8% to CLP 24,930 ($47.98), respectively. Bundling continues to drive expansion of both operations' ARPU per customer relationship. UPC has increased its bundled customer base by 28% since the third quarter of 2006 and VTR has grown its Company-leading RGU per customer relationship ratio 8% over the comparable period in 2006, ending the third quarter with an RGU per customer relationship ratio of 1.90x. In terms of J:COM's ARPU per customer relationship of ¥7,383 ($62.71), it continues to remain relatively flat over the comparable period last year, as the Cable West acquisition has been dilutive to J:COM's ARPU per customer relationship. Excluding the impact of the Cable West acquisition, J:COM's ARPU per customer relationship would show a slight improvement over the comparable period last year.

Operating Cash Flow

        Operating cash flow for the three months ended September 30, 2007 increased 53% to $918 million, as compared to the same period last year. For the nine months ended September 30, 2007, OCF grew to $2.60 billion, reflecting a 53% increase, as compared to the prior year period in 2006. Excluding FX movements, OCF increased 44% and 45% for the three and nine months ended September 30, 2007, respectively, as compared to the same periods last year, reflecting the continued impact of acquisitions and organic OCF growth. On a rebased basis, our OCF performance reflects a 15% rebased growth rate for the three and nine months ended September 30, 2007, respectively. Our Chilean and CEE operations continued to drive our mid-teens rebased OCF growth rate in the quarter. In addition, Telenet posted its strongest quarter of the year, achieving an 18% rebased growth rate.

        Our OCF margin for the three and nine months ended September 30, 2007 was 40.7% and 39.8%, respectively. This represents an approximate 380 and 350 basis point improvement over the same periods in 2006, respectively. Our margin improvement for both the three and nine month periods was led by our CEE operations, including Poland and Hungary, as well as Chile. As expressed in our second quarter results, we continue to realize significant margin improvement in our core operations, as we are reaping the gains from operational leverage and are actively managing our selling and marketing costs. As compared to the second quarter of 2007, we experienced over a 100 basis point improvement, with gains across all of our major business segments.

Earnings from Continuing Operations

        For the three months ended September 30, 2007, we realized earnings from continuing operations of $40 million or $0.11 per basic and $0.10 per diluted share as compared to our loss from continuing operations of $173 million or $0.40 per basic and diluted share for the corresponding period in 2006. Our earnings from continuing operations in the third quarter were positively impacted by a $553 million gain on disposition of assets, primarily relating to the exchange of our interest in SC Media for shares of Sumitomo and the disposition of our investment in Melita Cable.

Capital Expenditures and Free Cash Flow

        Capital expenditures and capital lease additions (capital expenditures unless otherwise noted) for the three months and nine months ended September 30, 2007 were $550 million and $1,590 million, respectively. As a percentage of revenue, capital expenditures were approximately 24% for the three and nine months ended September 30, 2007, as compared with 23% and 24%, respectively, for the same periods last year.

        In terms of free cash flow ("FCF")(10), we reported FCF of $142 million and $166 million for the three and nine months ended September 30, 2007, respectively. FCF improved $156 million in each of the three and nine month periods, as compared to the prior year periods, due in large part to higher cash flow from operations. Our FCF for the nine months ended September 30, 2007 was adversely impacted by the repayment of our Liberty Global Switzerland PIK Loan during the second quarter. As a result of this repayment, approximately $78 million of payment-in-kind interest on that loan, which had been accrued from October 2005, was paid and treated as a use of cash in the operating section of the cash flow statement. Excluding this amount, our FCF would have been approximately $244 million for the nine months ended September 30, 2007.

Balance Sheet, Leverage and Liquidity

        At September 30, 2007, total debt was $16.3 billion and cash and cash equivalents (including restricted cash related to our debt instruments) totaled $2.0 billion, resulting in net debt of $14.3 billion.(11) Our debt increased by approximately $500 million from June 30, 2007, driven principally by additional borrowing at UPC Broadband Holding and the impact of FX rates. Cash decreased by approximately $1.0 billion during the third quarter, stemming from our increased investment in Telenet during the quarter and the completion of our $625 million in tender offers. For the third quarter of 2007, our gross and net leverage ratios, defined as total debt and net debt to last quarter annualized operating cash flow, were 4.4x and 3.9x, respectively.

        Recently, we have undertaken several transactions. First, on November 5, 2007, we completed our J:COM-related financing in the principal amount of ¥75.0 billion ($655 million). We also have completed refinancings at both Austar and Telenet, which involved increasing leverage in order to enhance equity returns. On November 1, 2007, Austar made a capital distribution to shareholders of which we received approximately AUD 160 million ($147 million) in cash proceeds and in mid-November, Telenet is expected to make a capital distribution to shareholders of which we expect to receive approximately €335 million ($477 million). Adjusting for these three transactions, our corporate cash at the end of the quarter would have increased from $844 million to approximately $2.1 billion.

        In addition to our cash balances at September 30, 2007, our aggregate unused borrowing capacity at September 30, 2007, represented by the maximum undrawn commitment under each of our applicable facilities (including those at UPC Broadband Holding, Telenet, J:COM, VTR and Austar), without regard to covenant compliance calculations, was approximately $3.0 billion.(12) Upon completion of our third quarter bank reporting requirements at UPC Broadband Holding, we expect to be able to borrow approximately €502 million ($714 million) in the aggregate of our undrawn commitments under our €1.1 billion ($1.5 billion) redrawable term loans I and L.

2007 Guidance Update

        In terms of our 2007 guidance, we are confirming our full year 2007 OCF and capital expenditure guidance targets. We remain confident in our ability to generate 2007 rebased OCF growth in the 14-16% range including Telenet, and 15-17% excluding Telenet. Despite the sequential improvement in our third quarter subscriber additions, we expect to be below our full year 2007 guidance target for organic RGU additions, primarily as a result of RGU shortfalls at our Romanian operation. In terms of rebased revenue growth, we generated 9.4% for the nine months ended September 30, 2007. As a result, we do not expect to exceed the low end of our rebased revenue growth target of 10-12%. Our expected revenue shortfall is due in part to lower than expected revenue in the Netherlands, Japan and Romania, caused in part by RGU weakness, as well as a revenue shortfall at Chellomedia, primarily related to our home shopping channel in the Netherlands.

About Liberty Global

        Liberty Global is the leading international cable operator offering advanced video, voice and broadband Internet services to connect its customers to the world of entertainment, communications and information. As of September 30, 2007, Liberty Global operated state-of-the-art broadband communications networks that served approximately 16 million customers across 17 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global's operations also include significant media and programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our full year 2007 guidance targets, our fourth quarter subscriber growth, our future growth prospects, the timing and impact of our roll-out of digital products and services, completion of announced transactions and our borrowing availability; our insight and expectations regarding competition in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company's services and willingness to upgrade to our more advanced offerings, continued growth in services for digital television at reasonable cost, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow and achieve assumed margins, our ability to complete planned financings, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission including our most recently filed Form 10-K/A and Form 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

        For more information, please visit www.lgi.com or contact:

Christopher Noyes Investor Relations—Denver 303.220.6693	Hanne Wolf Corporate Communications—Denver 303.220.6678
Iván Nash Vila Investor Relations—Europe +41 44 277 9738	Bert Holtkamp Corporate Communications—Europe +31 20 778 9447

(1)
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective periods in 2007, we have adjusted our historical 2006 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2006 and 2007 in the respective 2006 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2007 results and (ii) reflect the translation of our 2006 rebased amounts at the applicable average exchange rates that were used to translate our 2007 results. Please see page 10 for supplemental information.

(2)
Please see page 13 for a definition of operating cash flow and the required reconciliation.

(3)
OCF margin is calculated by dividing OCF by total revenue for the applicable period.

(4)
Please see page 20 for definition of revenue generating units ("RGUs"). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

(5)
Pro forma corporate cash adjusts our historical corporate cash balance at September 30, 2007 for the estimated impact of the following transactions: (i) the Austar distribution; (ii) the anticipated Telenet distribution; and (iii) the J:COM-related financing. Corporate cash relates to cash at Liberty Global parent and its non-operating subsidiaries and excludes restricted cash.

(6)
Advanced service represents digital cable, DTH, broadband Internet and telephony.

(7)
The convenience translation is as of the spot rate at the transaction date.

(8)
Includes analog and digital MMDS subscribers.

(9)
ARPU per customer relationship is calculated as follows: average total monthly subscription revenue (excluding installation and mobile telephony revenue) for the indicated period, divided by the average of the opening and closing customer relationships, as applicable, for the period. Customer relationships of entities acquired during the period are normalized. Convenience translations for quarterly ARPU are based on the average exchange rate for the quarter.

(10)
Free cash flow is defined as net cash provided by operating activities including net cash provided by discontinued operations less capital expenditures and capital lease additions. Please see page 15 for more information and the required reconciliation.

(11)
Total debt includes capital lease obligations. Total cash and cash equivalents includes $485 million of restricted cash that is related to our debt instruments. Net debt is defined as total debt less cash and cash equivalents including our restricted cash balances related to our debt instruments.

(12)
Of the $3.0 billion, approximately $267 million relates to unused borrowing capacity associated with the VTR Bank Facility. Pursuant to the deposit arrangements with the lender in relation to the VTR Bank Facility, we are required to fund a cash collateral account in an amount equal to the outstanding principal and interest under the VTR Bank Facility.

Liberty Global, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30, 2007	December 31, 2006
	amounts in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,517.8	$1,880.5
Trade receivables, net	751.3	726.5
Other receivables, net	87.1	110.3
Restricted cash	27.8	496.1
Other current assets	849.9	349.1

Total current assets	3,233.9	3,562.5
Restricted cash	475.5	—
Investments in affiliates, accounted for using the equity method, and related receivables	349.7	1,062.7
Other investments	1,024.6	477.6
Property and equipment, net	10,187.5	8,136.9
Goodwill	12,379.8	9,942.6
Franchise rights and other intangible assets not subject to amortization	181.9	177.1
Intangible assets subject to amortization, net	2,377.4	1,578.3
Other assets, net	854.4	631.6

Total assets	$31,064.7	$25,569.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$600.0	$652.4
Accrued liabilities and other	1,519.5	810.3
Accrued capital distributions	580.4	—
Deferred revenue and advance payments from subscribers and others	679.2	640.1
Accrued interest	207.8	257.0
Current portion of debt and capital lease obligations	344.8	1,384.9

Total current liabilities	3,931.7	3,744.7
Long-term debt and capital lease obligations	15,933.9	10,845.2
Deferred tax liabilities	767.6	537.1
Other long-term liabilities	1,488.2	1,283.7

Total liabilities	22,121.4	16,410.7

Commitments and contingencies
Minority interests in subsidiaries	2,378.5	1,911.5

Stockholders' equity	6,564.8	7,247.1

Total liabilities and stockholders' equity	$31,064.7	$25,569.3

Liberty Global, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	amounts in millions, except per share amounts
Revenue	$2,255.3	$1,622.6	$6,541.9	$4,702.1

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation of $4.1 million, $2.1 million, $8.9 million and $4.2 million, respectively)	912.4	685.7	2,694.2	2,010.1
Selling, general and administrative (SG&A) (including stock-based compensation of $53.7 million, $19.1 million, $132.4 million and $52.3 million, respectively)	483.1	358.7	1,385.8	1,043.2
Depreciation and amortization	615.4	457.7	1,819.6	1,338.1
Provision for litigation	146.0	—	146.0	—
Impairment, restructuring and other operating charges, net	11.6	5.5	17.5	11.7

	2,168.5	1,507.6	6,063.1	4,403.1

Operating income	86.8	115.0	478.8	299.0

Other income (expense):
Interest expense	(247.1)	(181.8)	(706.4)	(482.0)
Interest and dividend income	36.1	26.1	84.6	62.1
Share of results of affiliates, net	5.9	5.5	29.0	5.9
Realized and unrealized losses on financial and derivative instruments, net	(88.1)	(181.1)	(233.9)	(160.0)
Foreign currency transaction gains (losses), net	(78.7)	0.9	(26.2)	83.1
Gains (losses) on extinguishment of debt, net	1.6	(5.0)	(21.7)	(40.6)
Gains on disposition of assets, net	552.8	52.7	553.1	100.3
Other income (expense), net	1.0	0.9	(3.6)	(5.3)

	183.5	(281.8)	(325.1)	(436.5)

Earnings (loss) before income taxes, minority interests and discontinued operations	270.3	(166.8)	153.7	(137.5)
Income tax benefit (expense)	(178.4)	22.5	(123.8)	(76.4)
Minority interests in earnings of subsidiaries, net	(51.5)	(28.6)	(255.3)	(88.9)

Earnings (loss) from continuing operations	40.4	(172.9)	(225.4)	(302.8)

Discontinued operations:
Earnings (loss) from operations	—	(7.5)	—	6.8
Gain on disposal of discontinued operations	—	625.4	—	1,033.4

	—	617.9	—	1,040.2

Net earnings (loss)	$40.4	$445.0	$(225.4)	$737.4

Basic earnings (loss) per common share:
Continuing operations	$0.11	$(0.40)	$(0.58)	$(0.67)
Discontinued operations	—	1.43	—	2.30

	$0.11	$1.03	$(0.58)	$1.63

Diluted earnings (loss) per common share:
Continuing operations	$0.10	$(0.40)	$(0.58)	$(0.67)
Discontinued operations	—	1.43	—	2.30

	$0.10	$1.03	$(0.58)	$1.63

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended September 30,
	2007	2006
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$(225.4)	$737.4
Net earnings from discontinued operations	—	(1,040.2)

Loss from continuing operations	(225.4)	(302.8)
Net adjustments to reconcile loss from continuing operations to net cash provided by operating activities	2,155.9	1,590.6
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions	(174.4)	(137.3)
Net cash provided by operating activities of discontinued operations	—	74.9

Net cash provided by operating activities	1,756.1	1,225.4

Cash flows from investing activities:
Capital expended for property and equipment	(1,451.2)	(1,050.4)
Cash paid in connection with acquisitions, net of cash acquired	(985.0)	(1,134.6)
Proceeds received upon dispositions of assets	454.0	135.6
Net cash received (paid) to purchase and settle derivative instruments	(21.6)	18.0
Change in restricted cash	(11.3)	(244.2)
Other investing activities	(19.0)	(6.3)
Proceeds received upon disposition of discontinued operations, net of disposal costs	—	2,548.1
Net cash used by investing activities of discontinued operations	—	(92.5)

Net cash provided (used) by investing activities	$(2,034.1)	$173.7

Cash flows from financing activities:
Borrowings of debt	$8,634.9	$6,890.8
Repayments of debt and capital lease obligations	(7,638.5)	(6,358.7)
Repurchase of common stock	(1,271.6)	(1,757.2)
Proceeds from issuance of stock by subsidiaries	122.5	8.8
Payment of deferred financing costs	(55.0)	(70.5)
Proceeds from issuance of common stock upon exercise of stock options	34.4	7.5
Change in cash collateral	8.0	21.1
Cash distribution by subsidiaries to minority interest owners	—	(80.9)
Other financing activities, net	(1.6)	(5.1)

Net cash used by financing activities	(166.9)	(1,344.2)

Effect of exchange rates on cash	82.2	67.5
Net increase (decrease) in cash and cash equivalents:
Continuing operations	(362.7)	140.0
Discontinued operations	—	(17.6)

Net increase (decrease) in cash and cash equivalents	(362.7)	122.4
Cash and cash equivalents:
Beginning of period	1,880.5	1,202.2

End of period	$1,517.8	$1,324.6

Cash paid for interest	$702.1	$410.6

Net cash paid for taxes	$62.5	$55.7

Revenue and Operating Cash Flow

        The following tables present revenue and operating cash flow by reportable segment for the three and nine months ended September 30, 2007, respectively, as compared to the corresponding prior year periods. All of the reportable segments provide broadband communications services, including video, voice and broadband Internet access services. Certain segments also provide competitive local exchange carrier and other business-to-business communications services. At September 30, 2007, our operating segments in the UPC Broadband Division provided services in 10 European countries. Our other Central and Eastern Europe segment includes our operating segments in Czech Republic, Poland, Romania, Slovak Republic and Slovenia. Telenet provides broadband communications services in Belgium. J:COM provides broadband communications services in Japan. VTR provides broadband communications services in Chile. Our corporate and other category includes (i) Austar and other less significant consolidated operating segments that provide broadband communications services in Puerto Rico, Brazil and Peru, and video programming and other services in Europe and Argentina and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our UPC Broadband Division and Chellomedia.

        We sold UPC Belgium to Telenet on December 31, 2006, and we began accounting for Telenet as a consolidated subsidiary effective January 1, 2007. As a result, we began reporting a new segment as of January 1, 2007 that includes Telenet from the January 1, 2007 consolidation date and UPC Belgium for all periods presented. The new reportable segment is not a part of the UPC Broadband Division. Segment information for all periods presented has been restated to reflect the transfer of UPC Belgium to the Telenet segment. We present only the reportable segments of our continuing operations in the following tables.

        For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the first nine months of 2007, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2006, respectively to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2006 and 2007 in our rebased amounts for the three and nine months ended September 30, 2006 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2007 and (ii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2006 at the applicable average exchange rates that were used to translate our results for the three and nine months ended September 30, 2007. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three months ended September 30, 2006 include Telenet, Cable West, Karneval, nine smaller acquisitions in Europe and three smaller acquisitions in Japan. The acquired entities that have been included in the determination of our rebased revenue and OCF for the nine months ended September 30, 2006 include Telenet, Cable West, Karneval, INODE, eleven smaller acquisitions in Europe and four smaller acquisitions in Japan. We have reflected the revenue and OCF of these acquired entities in our 2006 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. generally accepted accounting principles ("GAAP") and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2007 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2006 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC's Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2006 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2007 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2006. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

        In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative period, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing FX, and (iv) the percentage change from period to period, on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	$	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	$262.7	$237.9	$24.8	10.4	2.2	—
Switzerland	217.5	192.3	25.2	13.1	9.5	—
Austria	124.2	109.1	15.1	13.8	5.5	—
Ireland	75.9	66.6	9.3	14.0	5.7	—

Total Western Europe	680.3	605.9	74.4	12.3	5.5	5.5

Hungary	94.7	73.3	21.4	29.2	9.1	—
Other Central and Eastern Europe	205.1	141.4	63.7	45.0	27.9	—

Total Central and Eastern Europe	299.8	214.7	85.1	39.6	21.5	10.2

Central and corporate operations	1.9	7.8	(5.9)	(75.6)	(77.0)	—

Total UPC Broadband Division	982.0	828.4	153.6	18.5	8.9	6.1
Telenet (Belgium)	325.3	10.9	314.4	N.M.	N.M.	10.1
J:COM (Japan)	563.1	469.7	93.4	19.9	21.4	8.1
VTR (Chile)	160.5	137.6	22.9	16.6	12.4	12.4
Corporate and other	246.8	192.7	54.1	28.1	17.8	—
Intersegment eliminations	(22.4)	(16.7)	(5.7)	(34.1)	(24.4)	—

Total LGI	$2,255.3	$1,622.6	$632.7	39.0	31.4	8.1

	Nine months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	$	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	$775.3	$677.3	$98.0	14.5	6.0	—
Switzerland	637.1	564.6	72.5	12.8	9.2	—
Austria	366.4	305.9	60.5	19.8	11.1	—
Ireland	224.3	193.1	31.2	16.2	7.6	—

Total Western Europe	2,003.1	1,740.9	262.2	15.1	8.1	7.2

Hungary	278.6	224.2	54.4	24.3	8.8	—
Other Central and Eastern Europe	584.3	405.7	178.6	44.0	28.3	—

Total Central and Eastern Europe	862.9	629.9	233.0	37.0	21.3	11.2

Central and corporate operations	9.1	10.6	(1.5)	(14.2)	(17.9)	—

Total UPC Broadband Division	2,875.1	2,381.4	493.7	20.7	11.5	8.3
Telenet (Belgium)	938.6	31.7	906.9	N.M.	N.M.	9.8
J:COM (Japan)	1,629.8	1,367.4	262.4	19.2	22.7	9.8
VTR (Chile)	460.4	411.6	48.8	11.9	11.3	11.3
Corporate and other	700.5	560.6	139.9	25.0	16.1	—
Intersegment eliminations	(62.5)	(50.6)	(11.9)	(23.5)	(14.3)	—

Total LGI	$6,541.9	$4,702.1	$1,839.8	39.1	32.9	9.4

N.M.—Not Meaningful

Operating Cash Flow

	Three months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	$	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	$139.1	$118.3	$20.8	17.6	9.1	—
Switzerland	106.8	96.1	10.7	11.1	7.7	—
Austria	59.5	52.3	7.2	13.8	5.4	—
Ireland	23.7	18.8	4.9	26.1	16.9	—

Total Western Europe	329.1	285.5	43.6	15.3	8.5	8.5

Hungary	47.4	33.5	13.9	41.5	19.2	—
Other Central and Eastern Europe	105.7	67.3	38.4	57.1	38.6	—

Total Central and Eastern Europe	153.1	100.8	52.3	51.9	32.1	19.0

Central and corporate operations	(57.2)	(51.1)	(6.1)	(11.9)	(4.0)	—

Total UPC Broadband Division	425.0	335.2	89.8	26.8	16.2	12.7
Telenet (Belgium)	158.4	5.2	153.2	N.M.	N.M.	18.2
J:COM (Japan)	228.6	187.4	41.2	22.0	23.5	9.5
VTR (Chile)	64.0	49.7	14.3	28.8	24.0	24.0
Corporate and other	41.6	21.9	19.7	90.0	61.2	—

Total	$917.6	$599.4	$318.2	53.1	44.2	14.6

	Nine months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2007	2006	$	%	%	Rebased %
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	$399.7	$327.5	$72.2	22.0	13.0	—
Switzerland	312.6	260.5	52.1	20.0	16.2	—
Austria	176.7	146.6	30.1	20.5	11.7	—
Ireland	70.4	57.8	12.6	21.8	12.9	—

Total Western Europe	959.4	792.4	167.0	21.1	13.8	13.5

Hungary	140.6	104.9	35.7	34.0	17.2	—
Other Central and Eastern Europe	293.1	192.8	100.3	52.0	35.4	—

Total Central and Eastern Europe	433.7	297.7	136.0	45.7	29.0	17.8

Central and corporate operations	(171.4)	(151.8)	(19.6)	(12.9)	(4.5)	—

Total UPC Broadband Division	1,221.7	938.3	283.4	30.2	20.1	16.5
Telenet (Belgium)	442.6	16.7	425.9	N.M.	N.M.	13.7
J:COM (Japan)	660.3	537.6	122.7	22.8	26.4	12.7
VTR (Chile)	178.0	144.1	33.9	23.5	22.9	22.9
Corporate and other	100.6	68.6	32.0	46.6	30.9	—

Total	$2,603.2	$1,705.3	$897.9	52.7	45.3	15.4

N.M.—Not Meaningful

Operating Cash Flow Definition and Reconciliation

        Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, provision for litigation, and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. However, our definition of operating cash flow may differ from cash flow measurements provided by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income. A reconciliation of total segment operating cash flow to our consolidated earnings (loss) before income taxes, minority interests and discontinued operations, is presented below.

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	amounts in millions
Total segment operating cash flow	$917.6	$599.4	$2,603.2	$1,705.3
Stock-based compensation expense	(57.8)	(21.2)	(141.3)	(56.5)
Depreciation and amortization	(615.4)	(457.7)	(1,819.6)	(1,338.1)
Provision for litigation	(146.0)	—	(146.0)	—
Impairment, restructuring and other operating charges, net	(11.6)	(5.5)	(17.5)	(11.7)

Operating income	86.8	115.0	478.8	299.0
Interest expense	(247.1)	(181.8)	(706.4)	(482.0)
Interest and dividend income	36.1	26.1	84.6	62.1
Share of results of affiliates, net	5.9	5.5	29.0	5.9
Realized and unrealized losses on financial and derivative instruments, net	(88.1)	(181.1)	(233.9)	(160.0)
Foreign currency transaction gains (losses), net	(78.7)	0.9	(26.2)	83.1
Gains (losses) on extinguishment of debt, net	1.6	(5.0)	(21.7)	(40.6)
Gains on disposition of assets, net	552.8	52.7	553.1	100.3
Other income (expense), net	1.0	0.9	(3.6)	(5.3)

Earnings (loss) before income taxes, minority interests and discontinued operations	$270.3	$(166.8)	$153.7	$(137.5)

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

        The following table(1) details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash and cash equivalents at September 30, 2007:

	Debt	Capital Lease Obligations	Debt and Capital Lease Obligations	Cash and Cash Equivalents(2)
	amounts in millions
LGI and its non-operating subsidiaries	$2,065.3	$—	$2,065.3	$844.0
UPC Broadband Division:
UPC Broadband Holding (excluding VTR)	7,086.9	25.9	7,112.8	193.8
UPC Holding	1,921.9	—	1,921.9	1.0
J:COM	1,476.5	468.5	1,945.0	234.4
Telenet	1,793.7	76.4	1,870.1	125.9
VTR	470.3	0.4	470.7	51.2
Austar	425.2	—	425.2	21.0
Chellomedia	317.8	0.1	317.9	28.3
Liberty Puerto Rico	149.6	—	149.6	11.8
Other operating subsidiaries	0.2	—	0.2	6.4

Total LGI	$15,707.4	$571.3	$16,278.7	$1,517.8

Capital Expenditures and Capital Lease Additions

        The table below highlights our capital expenditures per category, as well as capital lease additions for the three and nine months ended September 30, 2007 and 2006:

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	amounts in millions
Customer premises equipment	$182.4	$130.6	$629.7	$443.8
Scaleable infrastructure	53.1	52.3	175.8	132.5
Line extensions	35.9	38.8	107.8	117.0
Upgrade/rebuild	91.8	40.3	242.9	132.6
Support capital	94.0	86.6	239.0	209.4
Other including Chellomedia	42.2	4.7	56.0	15.1

Total capital expenditures (Capex)	499.4	353.3	1,451.2	1,050.4
Capital lease additions	50.4	18.3	139.2	72.6

Total capex and capital leases	$549.8	$371.6	$1,590.4	$1,123.0

Capex and capital leases as % of revenue
Capex	22.1%	21.8%	22.2%	22.3%
Capex and capital leases	24.4%	22.9%	24.3%	23.9%

(1)
With the exception of UPC Holding, which is stated on a stand-alone basis, the amounts reported in the table include the named entity and its subsidiaries unless otherwise noted.

(2)
Excludes $485 million of restricted cash that is related to our debt instruments.

Free Cash Flow Definition and Reconciliation

        FCF is not a GAAP measure of liquidity. We define FCF as net cash provided by operating activities (including net cash provided by discontinued operations) less capital expenditures and capital lease additions. Our definition of FCF includes capital lease additions that are used to finance capital expenditures. From a financial reporting perspective, capital expenditures that are financed by capital lease arrangements are treated as non-cash activities and accordingly are not included in the capital expenditure amounts presented in our consolidated statements of cash flows. We believe our presentation of FCF provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view FCF as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity. The table below highlights the reconciliation of net cash flows from operating activities to FCF for the three and nine months ended September 30, 2007 and 2006:

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	amounts in millions
Net cash provided by continuing operations(3)	$691.8	$364.6	$1,756.1	$1,150.5
Capital expenditures of continuing operations	(499.4)	(353.3)	(1,451.2)	(1,050.4)
Capital lease additions of continuing operations	(50.4)	(18.3)	(139.2)	(72.6)

FCF of continuing operations	142.0	(7.0)	165.7	27.5
FCF of discontinued operations	—	(7.4)	—	(17.8)

Free Cash Flow	$142.0	$(14.4)	$165.7	$9.7

ARPU per Customer Relationship Table(4)

        The following table provides ARPU per customer relationship for the three months ended September 30, 2007 and 2006:

	Three months ended September 30,
					% Change
	2007		2006
UPC Broadband		€21.46		€20.39	5.2%
Telenet		€33.10		N.M.	N.M.
J:COM		¥7,383		¥7,520	(1.8)%
VTR	CLP	24,930	CLP	23,024	8.3%
Liberty Global Consolidated		$39.38		$34.99	12.5%

(3)
Excludes net cash provided by operating activities of discontinued operations.

(4)
ARPUs for UPC Broadband and Liberty Global Consolidated are not adjusted for currency impacts. ARPU for Telenet in Q3 2006 is not shown since it only would pertain to the operations of UPC Belgium, and thus, would not be comparable to the Telenet ARPU in Q3 2007.

N.M.—Not Meaningful

Customer Breakdown and Bundling(5)

        The following table provides information on the geography of our customer base and highlights our customer bundling metrics as of September 30, 2007, June 30, 2007 and September 30, 2006:

	As of September 30, 2007	As of June 30, 2007 2007	As of September 30, 2006	Q3'07 / Q2'07 (% Change)	Q3'07 / Q3'06 (% Change)
Total Customers
UPC Broadband	9,665,500	9,673,100	9,250,400	(0.1)%	4.5%
Telenet	2,044,800	2,041,700	146,500	0.2%	N.M.
J:COM	2,615,300	2,582,100	2,141,400	1.3%	22.1%
VTR	981,600	968,800	933,800	1.3%	5.1%
Other	802,600	784,300	661,900	2.3%	21.3%

Liberty Global Consolidated(6)	16,109,800	16,050,000	13,134,000	0.4%	22.7%
Total Single-Play Customers	10,941,400	11,100,700	9,593,200	(1.4)%	14.1%
Total Double-Play Customers	2,909,800	2,839,500	2,049,900	2.5%	41.9%
Total Triple-Play Customers	2,258,600	2,109,800	1,490,900	7.1%	51.5%
% Double-Play Customers
UPC Broadband	15.6%	15.1%	13.4%	3.3%	16.4%
Telenet	23.8%	23.6%	17.7%	0.8%	N.M.
J:COM	27.5%	27.6%	28.6%	(0.4)%	(3.8)%
VTR	16.9%	15.9%	14.6%	6.3%	15.8%
Liberty Global Consolidated	18.1%	17.7%	15.6%	2.3%	16.0%
% Triple-Play Customers
UPC Broadband	10.0%	9.1%	7.4%	9.9%	35.1%
Telenet	14.1%	13.3%	N.M.	6.0%	N.M.
J:COM	24.2%	23.5%	24.1%	3.0%	0.4%
VTR	36.8%	35.0%	30.4%	5.1%	21.1%
Liberty Global Consolidated	14.0%	13.1%	11.4%	6.9%	22.8%
RGUs per Customer Relationship
UPC Broadband	1.36	1.33	1.28	2.3%	6.3%
Telenet	1.52	1.50	1.18	1.3%	N.M
J:COM	1.76	1.75	1.77	0.6%	(0.6)%
VTR	1.90	1.86	1.76	2.2%	8.0%
Liberty Global Consolidated	1.46	1.44	1.39	1.4%	5.0%

(5)
The bundling statistics for Telenet for September 30, 2006 only include the operations of UPC Belgium.

(6)
Excludes mobile customers.

Fixed Income Overview

        The following tables provide preliminary financial information for selected credit groups and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the third quarter of 2007.

	Revenue		Operating Cash Flow(7)
	Three months ended Sept. 30, 2007	Nine months ended Sept. 30, 2007	Three months ended Sept. 30, 2007	Nine months ended Sept. 30, 2007
	amounts in € millions
UPC Holding B.V.	€830.3	€2,479.2	€355.3	€1,041.1
Chellomedia Programming Financing HoldCo B.V.(8)	39.7	114.3	13.5	36.3

Summary of Debt and Capital Lease Obligations, Cash and Cash Equivalents and Covenant Calculations(9)

	As of September 30, 2007
	Total Debt and Capital Lease Obligations	Cash and Cash Equivalents	Senior Leverage		Total Leverage
	amounts in € millions
UPC Holding B.V.(10)	€6,677.2	€172.8	3.65	x	4.60	x
Chellomedia Programming Financing HoldCo B.V.	223.3	15.4	4.55	x	4.55	x

(7)
Please note that reported OCF may differ from what is used in the calculation of the respective covenants.

(8)
The figures for the three and nine months ended September 30, 2007 reflect the following: On May 25, 2007, the Extreme channel was transferred by ESC Programming B.V., a subsidiary of Chellomedia Programming B.V., to Zonemedia Broadcasting Limited, a subsidiary of Chellomedia Programming Financing HoldCo B.V., with effect given to January 1, 2007. This transfer was between entities under common control.

(9)
In the covenant calculations, we utilize debt figures that take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements. The ratios for each of the two entities are based on September 30, 2007 results, and are subject to completion of our third quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized). For Chellomedia Programming Financing HoldCo B.V., senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

(10)
Debt for UPC Holding B.V. reflects only third party debt.

Operating Cash Flow Definition and Reconciliations

        Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate operating performance and to decide how to allocate resources. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and other charges or credits outlined in the respective tables below). Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income. The following tables provide the respective reconciliations for each of the selected credit groups.

	Three months ended September 30, 2007	Nine months ended September 30, 2007
	amounts in € millions
UPC Holding B.V.
Total segment operating cash flow	€355.3	€1,041.1
Stock-based compensation expense	(13.9)	(41.7)
Depreciation and amortization	(262.7)	(803.9)
Related party management credits	5.6	15.9
Impairment, restructuring and other operating charges	(5.9)	(10.0)

Operating income	€78.4	€201.4

Chellomedia Programming Financing HoldCo B.V.
Total segment operating cash flow	€13.5	€36.3
Stock-based compensation expense	(6.7)	(8.5)
Depreciation and amortization	(4.0)	(11.8)
Related party management fees	(1.5)	(4.7)

Operating income	€1.3	€11.3

	Consolidated Operating Data—September 30, 2007
					Video					Internet		Telephone
	Homes Passed(1)	Two- way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
The Netherlands	2,698,500	2,599,100	2,177,000	3,264,500	1,642,100	531,400	—	—	2,173,500	2,599,100	624,500	2,498,000	466,500
Switzerland(13)	1,847,400	1,306,400	1,555,500	2,277,000	1,338,500	215,600	—	—	1,554,100	1,496,400	443,800	1,494,400	279,100
Austria	987,200	987,200	709,800	1,099,000	450,400	51,400	—	—	501,800	987,200	417,600	987,200	179,600
Ireland	861,300	383,700	591,100	666,400	256,500	220,700	—	107,800	585,000	383,700	73,600	153,300	7,800

Total Western Europe	6,394,400	5,276,400	5,033,400	7,306,900	3,687,500	1,019,100	—	107,800	4,814,400	5,466,400	1,559,500	5,132,900	933,000

Hungary	1,159,600	1,105,700	997,400	1,294,600	707,500	—	162,100	—	869,600	1,105,700	258,400	1,108,300	166,600
Romania	2,054,800	1,477,200	1,367,500	1,605,800	1,261,100	19,600	86,500	—	1,367,200	1,351,900	157,600	1,290,000	81,000
Poland	1,956,000	1,431,100	1,048,700	1,361,100	1,001,000	—	—	—	1,001,000	1,431,100	263,400	1,387,700	96,700
Czech Republic	1,269,300	1,054,700	759,300	986,700	492,300	67,900	126,700	—	686,900	1,054,700	230,700	1,051,700	69,100
Slovak Republic	449,300	300,200	303,600	342,500	260,100	400	23,200	14,900	298,600	279,500	39,100	167,500	4,800
Slovenia	195,600	139,800	155,600	204,100	151,400	1,000	—	3,300	155,700	139,800	42,700	139,800	5,700

Total Central and Eastern Europe	7,084,600	5,508,700	4,632,100	5,794,800	3,873,400	88,900	398,500	18,200	4,379,000	5,362,700	991,900	5,145,000	423,900

Total UPC Broadband Division	13,479,000	10,785,100	9,665,500	13,101,700	7,560,900	1,108,000	398,500	126,000	9,193,400	10,829,100	2,551,400	10,277,900	1,356,900

Telenet (Belgium)(14)	1,915,100	1,915,100	2,044,800	3,109,400	1,397,500	338,300	—	—	1,735,800	2,737,000	850,100	2,737,000	523,500

J:COM (Japan)	9,365,700	9,365,700	2,615,300	4,601,600	794,300	1,365,400	—	—	2,159,700	9,365,700	1,182,000	9,343,600	1,259,900

The Americas:
VTR (Chile)	2,412,600	1,617,300	981,600	1,869,700	696,800	143,500	—	—	840,300	1,617,300	500,000	1,590,600	529,400
Puerto Rico	338,300	338,300	115,600	163,400	—	89,100	—	—	89,100	338,300	55,600	338,300	18,700
Brazil	14,300	14,300	14,300	16,300	—	—	—	14,300	14,300	14,300	2,000	—	—
Peru	68,400	52,400	14,300	16,200	11,500	—	—	—	11,500	52,400	4,700	—	—

Total The Americas	2,833,600	2,022,300	1,125,800	2,065,600	708,300	232,600	—	14,300	955,200	2,022,300	562,300	1,928,900	548,100

Austar (Australia)	2,460,000	—	658,400	658,400	—	9,100	648,900	—	658,000	30,400	400	—	—

Grand Total	30,053,400	24,088,200	16,109,800	23,536,700	10,461,000	3,053,400	1,047,400	140,300	14,702,100	24,984,500	5,146,200	24,287,400	3,688,400

	Subscriber Variance Table—September 30, 2007 vs. June 30, 2007
					Video					Internet		Telephone
	Homes Passed(1)	Two- way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
The Netherlands	12,900	—	(14,600)	52,100	(28,300)	13,700	—	—	(14,600)	—	23,600	—	43,100
Switzerland(13)	7,500	7,500	(2,200)	21,600	(36,100)	34,000	—	—	(2,100)	7,500	11,700	7,500	12,000
Austria	3,500	3,500	3,600	4,400	(700)	1,000	—	—	300	3,500	1,500	3,500	2,600
Ireland	3,800	33,600	(500)	10,500	(4,300)	4,200	—	(1,100)	(1,200)	33,600	6,600	9,000	5,100

Total Western Europe	27,700	44,600	(13,700)	88,600	(69,400)	52,900	—	(1,100)	(17,600)	44,600	43,400	20,000	62,800

Hungary	4,900	12,300	(2,100)	15,000	(8,700)	—	3,200	—	(5,500)	12,300	15,000	30,700	5,500
Romania	55,100	94,400	12,100	41,000	(11,900)	11,600	12,400	—	12,100	94,500	19,800	94,400	9,100
Poland	7,600	66,000	(11,000)	23,100	(200)	—	—	—	(200)	66,000	15,900	62,300	7,400
Czech Republic	3,800	42,200	7,900	27,600	(19,000)	23,500	(800)	—	3,700	42,200	14,100	42,100	9,800
Slovak Republic	4,100	16,700	(200)	2,700	(800)	400	900	(1,400)	(900)	14,000	1,700	700	1,900
Slovenia	1,100	1,400	(600)	4,800	(700)	100	—	100	(500)	1,400	2,100	1,400	3,200

Total Central and Eastern Europe	76,600	233,000	6,100	114,200	(41,300)	35,600	15,700	(1,300)	8,700	230,400	68,600	231,600	36,900

Total UPC Broadband Division	104,300	277,600	(7,600)	202,800	(110,700)	88,500	15,700	(2,400)	(8,900)	275,000	112,000	251,600	99,700

Telenet (Belgium)(14)	4,300	4,300	3,100	42,900	(39,500)	34,500	—	—	(5,000)	6,200	24,600	194,000	23,300

J:COM (Japan)	50,100	50,100	33,200	93,700	(79,200)	101,300	—	—	22,100	50,100	24,800	53,100	46,800

The Americas:
VTR (Chile)	16,700	33,900	12,800	68,400	600	12,700	—	—	13,300	33,900	32,000	35,700	23,100
Puerto Rico	1,400	1,400	(800)	1,100	—	(4,500)	—	—	(4,500)	1,400	4,100	1,400	1,500
Brazil	(200)	(200)	(200)	(200)	—	—	—	(200)	(200)	(200)	—	—	—
Peru	—	—	300	300	200	—	—	—	200	—	100	—	—

Total The Americas	17,900	35,100	12,100	69,600	800	8,200	—	(200)	8,800	35,100	36,200	37,100	24,600

Austar (Australia)	6,100	—	19,000	19,000	—	100	18,800	—	18,900	—	100	—	—

Grand Total	182,700	367,100	59,800	428,000	(228,600)	232,600	34,500	(2,600)	35,900	366,400	197,700	535,800	194,400

ORGANIC GROWTH SUMMARY:
UPC Broadband Division	48,100	223,600	(28,100)	157,400	(144,400)	88,500	15,700	(2,400)	(42,600)	221,000	103,800	221,800	96,200
Telenet (Belgium)	4,300	4,300	3,100	42,900	(39,500)	34,500	—	—	(5,000)	6,200	24,600	194,000	23,300
J:COM (Japan)	50,100	50,100	36,700	96,300	(78,100)	102,300	—	—	24,200	50,100	25,200	53,100	46,900
The Americas	17,900	35,100	12,100	69,600	800	8,200	—	(200)	8,800	35,100	36,200	37,100	24,600
Austar (Australia)	6,100	—	19,000	19,000	—	100	18,800	—	18,900	—	100	—	—

Total Organic Change	126,500	313,100	42,800	385,200	(261,200)	233,600	34,500	(2,600)	4,300	312,400	189,900	506,000	191,000

ADJUSTMENTS FOR M&A AND OTHER:
Acquisition—Claine (Ireland)	2,200	—	1,700	1,700	1,700	—	—	—	1,700	—	—	—	—
Acquisition—BitTelecom (Romania)	54,000	54,000	32,500	41,600	32,000	—	—	—	32,000	54,000	6,100	54,000	3,500
Acquisition—Sebmar (Romania)	—	—	—	2,100	—	—	—	—	—	—	2,100	—	—

Total Q3 acquisitions	56,200	54,000	34,200	45,400	33,700	—	—	—	33,700	54,000	8,200	54,000	3,500

Q3 2007 Cable West Adjustment	—	—	(3,500)	(2,600)	(1,100)	(1,000)	—	—	(2,100)	—	(400)	—	(100)
Q3 2007 Ireland Adjustment	—	—	—	—	—	—	—	—	—	—	—	(24,200)	—
Q3 2007 Poland Adjustment	—	—	(13,700)	—	—	—	—	—	—	—	—	—	—

Net adjustments for M&A and other	56,200	54,000	17,000	42,800	32,600	(1,000)	—	—	31,600	54,000	7,800	29,800	3,400

Total Net Adds (Reductions)	182,700	367,100	59,800	428,000	(228,600)	232,600	34,500	(2,600)	35,900	366,400	197,700	535,800	194,400

Footnotes for pages 21 - 22

(1)
Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one Home Passed is equal to one MMDS subscriber. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland (see note 13) and Telenet in Belgium (see note 14), or the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for Cablecom's and Telenet's partner networks or for INODE.
(2)
Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland and Telenet in Belgium or the unbundled loop and shared access network used by INODE in Austria, we do not report two-way homes passed for Cablecom's and Telenet's partner networks or for INODE.
(3)
Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. To the extent that Revenue Generating Units include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. We exclude mobile customers from Customer Relationships. See note 5.
(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and broadband Internet access service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.
(5)
Analog Cable Subscriber is comprised of analog cable customers that are counted on a per connection or EBU basis. In Europe, we have approximately 749,900 "lifeline" customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels. Telenet's Analog Cable Subscribers at September 30, 2007 include 23,700 subscribers who receive Telenet's premium video service on a stand alone basis over the Telenet partner network. Each such premium video subscriber is assumed to represent one customer relationship.
(6)
Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. Individuals who receive digital video service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to analog video service. We include this group of subscribers in Telenet's Digital Cable Subscribers, but exclude them from Cablecom's Digital Cable Subscribers. Subscribers to digital video services provided by Cablecom over partner networks receive analog video services from the partner networks as opposed to Cablecom. As we migrate customers from analog to digital video services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.
(7)
DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.
(8)
MMDS Subscriber is a home or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.
(9)
Internet Homes Serviceable are homes that can be connected to our broadband networks, or a partner network with which we have a service agreement, where customers can request and receive broadband Internet access services. With respect to INODE, we do not report Internet homes serviceable as INODE's service is not delivered over our network but instead is delivered over an unbundled loop, or in certain cases, over a shared access network.
(10)
Internet Subscriber is a home or commercial unit or EBU with one or more cable modem connections to our broadband networks, or that we service through a partner network, where a customer has requested and is receiving broadband Internet access services. Our Internet Subscribers in Austria include residential digital subscriber lines or DSL subscribers of INODE that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.
(11)
Telephone Homes Serviceable are homes that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services. With respect to INODE, we do not report telephone homes serviceable as service is delivered over an unbundled loop rather than our network.
(12)
Telephone Subscriber is a home or commercial unit or EBU connected to our networks, or that we service through a partner network, where a customer has requested and is receiving voice services. Telephone Subscribers as of September 30, 2007 exclude an aggregate of 154,800 mobile telephone subscribers in the Netherlands, Australia and Belgium. Also, our Telephone Subscribers do not include customers that receive services via resale arrangements. Our Telephone Subscribers in Austria include residential subscribers of INODE.
(13)
Pursuant to service agreements, Cablecom offers digital video, broadband Internet access and telephony services over networks owned by third party cable operators or "partner networks." A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom's service agreements. Internet and Telephone Homes Serviceable and Customer Relationships with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom's partner network information generally is presented one quarter in arrears such that information included in our September 30, 2007 subscriber table is based on June 30, 2007 data. In our September 30, 2007 subscriber table, Cablecom's partner networks account for 55,400 Customer Relationships, 82,400 RGUs, 21,700 Digital Cable Subscribers, 190,000 broadband Internet Homes Serviceable, 188,000 Telephone Homes Serviceable, 37,900 Internet Subscribers, and 22,800 Telephone Subscribers. In addition, partner networks account for 373,800 digital video homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our September 30, 2007 subscriber table.
(14)
Pursuant to certain agreements, Telenet offers premium video, broadband Internet access and telephony services over a Telenet partner network. A partner network RGU is only recognized if Telenet has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the Telenet partner network. In our September 30, 2007 subscriber table, Telenet's partner network accounts for 450,900 RGUs, 919,300 broadband Internet Homes Serviceable and Telephone Homes Serviceable, 23,700 premium video subscribers (included in our Analog Cable Subscribers), 259,400 Internet Subscribers and 167,800 Telephone Subscribers. In addition, Telenet's partner network accounts for 822,000 Homes Passed and Two-way Homes Passed that are not included in our September 30, 2007 subscriber table.

Additional General Notes to Tables:

With respect to Chile, Japan and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband Internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet, which counts commercial establishments on a per connection basis). EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Belgium and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors adds complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

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  Exhibit 99.1